EXHIBIT 10.2

CONFIDENTIAL TREATMENT REQUESTED

CONTRACT MANUFACTURING AGREEMENT BETWEEN COMPANY AND GREATECH

This Agreement (“Agreement”) dated as of June 26, 2007, is entered into by and between Greatech Integration (M) Sdn Bhd, with a place of business at Plot 287B Lengkok Kampung Jawa 1, Phase 3 Bayan Lepas Free Industrial Zone, 11900 Penang (hereinafter called Greatech) and Micro Component Technology Inc, with a place of business at No. 2340 West County Road C, Saint Paul, MN 55113 USA (hereinafter called MCT).

The purpose of this Agreement is to set forth the terms and conditions under which the Greatech shall deliver to MCT certain Products, order certain Raw Materials, manufacture fabricated parts, provide assembly services, and rudimentary testing.  This Agreement will cover the Products specified in Attachment A.  Upon written agreement by Greatech and MCT, part numbers may be added or deleted by amending Attachment A.

1.0 GENERAL

1.1 LIABILITY

Except for a party’s obligation to indemnify the other party against third party claims, or as otherwise provided in this Agreement, neither party shall be liable to the other for special, indirect, incidental or consequential damages.

1.2 SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the enforceability of any other provisions of this Agreement not held to be invalid.

1.3 AMENDMENTS

Modification of this Agreement must be made in writing, signed by a duly authorized Corporate Officer of each party.  No amendment shall be deemed effective, until a duplicate original of such Amendment is received by each party.

1.4 COMPLIANCE WITH THE LAWS

Both parties agree to comply will all applicable laws, rules and regulations with regard to the performance of its obligations under the Agreement and indemnify and hold the other party harmless from any loss resulting from its failure to obey all such laws, rules and regulations.  This Agreement is made in, governed by, and shall be construed in accordance with the laws of the

State of Minnesota USA

1.5 WAIVER

Either party’s failure to exercise, in whole or in part, or delay in exercising any right under this Agreement will not preclude any future exercise of the same right or the exercise of any other right hereunder.

1.6 All notices pertaining to this Agreement shall be in writing, delivered to the party at this address set forth below.

To: Greatech Integration (M) Sdn Bhd	To: Micro Component Technology Inc
Plot 287B Lengkok Kampung Jawa 1	2340 West County Road C
Phase 3 Bayan Lepas FIZ	Saint Paul
11900 Penang, Malaysia	MN 55113 USA

Attention: Mr. Tan Eng Kee	Attention: Mr. Roger Gower

1.7 FORCE MAJEURE

Neither party will be liable nor deemed to be in default for delay or failure in performance or interruption of service hereunder resulting directly or indirectly from acts of God, wars, floods, riots, labor strikes, worldwide parts shortages, or transportation shortages, provided, however, the provisions of this section shall not apply to obligation to make payments when due.  The time for performance so affected or delayed will be deemed extended for the period of such delay.  The party claiming excuse for failure to perform due to force majeure shall notify the other party in writing within five (5) days of the existence of the force majeure cause and its expected duration.  MCT may terminate this Agreement on five days’ prior written notice to Greatech if Greatech is unable to perform for a period of 30 days or more due to force majeure.

1.8 PROPRIETARY INFORMATION

The parties are also entering into a Non-Disclosure and Confidentiality Agreement which shall continue in accordance with its terms.

1.9  AUTHORITY

MCT warrants that it has the unqualified right to enter this Agreement, that it is the owner of or has the right to transfer all rights and licenses to all technology, intellectual property and other deliverables under the terms of this Agreement, and that it has the right to perform all obligations under this Agreement.

1.10 ASSIGNMENT

Neither party may assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

1.11 ENTIRE AGREEMENT

This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and merges all prior discussions and negotiations between them.  There are no oral representations or inducements pertaining thereto which are not contained herein; and neither of the parties hereto shall be bound by any conditions, warranties, understandings to representations with respect to such subject matter other than as expressly provided herein, except that the Non-Disclosure and Confidentiality Agreement referred to in Section 1.8 shall continue in accordance with its terms.

1.12 NON-LICENSING

The parties understand that except as may be otherwise expressly stated herein, the terms and conditions of the Agreement shall not be considered in any way as a grant of any license whatsoever under either party’s present or future trademarks, trade secrets, or other proprietary rights, nor is any such license granted by implication, or otherwise.

2.0 WORK SCOPE

During the term of this Agreement, Greatech will supply product that meets all assembly, test, quality and documentation requirements, and on a delivery schedule agreed to in writing by MCT and Greatech.  Assembly & test, labeling and production records must meet all applicable ISO standards.  Product is assembled, tested and labeled per MCT specifications.  MCT has responsibility to ensure their specifications meet applicable regulatory requirements and effectively communicate requirements to Greatech.

Greatech shall manufacture and deliver product, listed on Exhibit A, exclusively to MCT under the terms and conditions of this Agreement.  All parts and components purchased and inventory used in the construction of the Product, shall be sourced from the MCT’s AVL (Approved Vendor List).  Parts and components NOT listed on the MCT’s AVL shall NOT be used unless approved by MCT.  Any modifications to the MCT AVL must be approved, in writing, by MCT.  Greatech shall provide manufacturing and testing for the products in accordance with MCT’s specifications.

3.0 AGREEMENT TERMS AND ORDERING

The terms and conditions of this agreement shall apply to all products listed on Exhibit A and other future products to be manufactured by Greatech for MCT.

The Contract Manufacturing Agreement is good until otherwise modified or terminated by mutual written Agreement.

3.1 TERM OF AGREEMENT

The Initial Term of this Agreement is twelve (12) months.

Upon the effective date, and at each subsequent renewal date, MCT will provide Greatech with a twelve (12) month rolling forecast of the Product to be ordered for the succeeding twelve (12) month period, and thereafter, in the first week of each succeeding quarter, MCT will update the twelve (12) month forecast.

Greatech will utilize the forecast to secure long lead time components (i.e. components that exceed 8 weeks lead time)

Unless terminated earlier as provided in Section 9.0, the Agreement is automatically renewed at twelve (12) months increments, unless either party gives written notice to the other party not to renew with not less than 90 days of notice.

3.2 PURCHASE ORDERS

MCT will issue purchase orders on a periodic basis, with sufficient time to permit Greatech to obtain the long lead-time components and will approve the shipment of Products from Greatech, acknowledge receipt of Product at MCT’s facility and authorize payment to Greatech.  Payment is contingent upon acceptance of the assembled machine per MCT’s specifications.  Final acceptance must occur at a location specified by MCT and mutually agreed to by Greatech.

MCT’s purchase orders (“Orders”) must be in writing and with the following information: (I) identification of the Products by quantity, model number, revision and description; (II) shipment instructions, including requested shipment date, and (III) price.  All orders must incorporate by reference the terms and conditions of this Agreement.  The terms and conditions of this Agreement shall not supersede any additional terms and conditions (agreed to by both MCT and Greatech) contained in MCT’s purchase orders.  All requirements shall be scheduled per the Order, and all scheduled dates shall be regarded as dates of shipment from Greatech’s facilities.

MCT agrees to promptly accept delivery of Products conforming to this Agreement and make payment in accordance with Section 8.

3.3 RESCHEDULING

MCT will make all reasonable efforts to minimize the impact of schedule changes.  It is Greatech’s responsibility to notify MCT if Greatech cannot support present or additional increases from MCT.

Any changes to the schedule shall be made in writing by MCT to Greatech by amending the corresponding purchase orders, or other method agreed to by MCT and Greatech.

3.4 In the case of cancellation, MCT is responsible for any (Greatech purchased) undamaged material, at quoted standard cost inventoried by Greatech in support of MCT’s Purchase Order (s) that is not reusable by Greatech or returnable to the supplier.  Additionally, MCT is responsible for any cancellation charges, restocking charges, or any non-cancelable commitments incurred by Greatech for Greatech purchased parts.  Such inventory items will be identified upon the initial execution of this Agreement, and as they become otherwise identified during the course of this Agreement.  Upon cancellation and payment of Greatech for unused materials or work in process, Greatech will then deliver to MCT said items within five (5) business days.

In all events, MCT’s maximum liability shall be fixed on the date MCT notifies Greatech of cancellation.  Liability shall pass to MCT as described in 3.7.  Within five (5) business days of this notification, Greatech must provide to MCT the complete amount of outstanding liability.

MCT reserves the right to visit Greatech’s facility with limited notice, to audit Finished Goods, WIP, and unique Raw Material inventories as defined in section 3.7.

3.5 If there is an increase in forecasted requirements, Greatech shall make its best efforts to service the increase and shall advise MCT of its efforts to service the increased requirements.  MCT and Greatech shall jointly work with suppliers of the long-lead items to ensure that an adequate supply of critical components is available at all times.

3.6 In the event that Greatech is required to maintain a significant excess inventory as a result of the above (3.5) provision, reductions of the forecast, engineering changes or other MCT actions, the parties agree to jointly develop a satisfactory solution financial wise to cover these unforcasted costs.

3.7 CONTRACT CANCELLATION CHARGES

For the convenience of MCT, and if agreed to by Greatech, MCT may cancel the remaining orders under the following conditions:

a.  MCT pays for all finished goods already shipped.

b. MCT pays for all finished goods and work-in-process (Greatech purchased) items on the current purchase order from MCT to Greatech.

3.8 END OF CONTRACT INVENTORY

MCT will be responsible for all undamaged material purchased by Greatech, at quoted standard cost, inventoried by Greatech in support of MCT’s Purchase Order that is not reusable by Greatech or returnable to the supplier.

Additionally, MCT is responsible for any cancellation charges, restocking charges, or any non-cancelable commitments incurred by Greatech for Greatech purchased material in support of MCT’s Purchase Order.  Such items will be identified upon the initial execution of this Agreement, and as they become otherwise identified during the course of this Agreement.

4.0 QUALITY ASSURANCE

All assemblies will comply with MCT’s specifications and drawings.  All finished goods units completed must be accompanied by appropriate inspection and test documentation.

5.0 WARRANTY

5.1 WARRANTY PERIOD

Under the condition that Greatech’s product conforms to MCT’s applicable specifications, Greatech warrants its product, for a period of thirteen (13) months from the date of shipment, to be free from material and workmanship defects.

5.2 WARRANTY LIMITATION

This warranty is limited to replacement or repair, at Greatech’s option of defective products and does not apply to Products which have been abused or improperly stored, modified, or repaired.

Greatech will respond to warranty repair claims and, if unable to respond in a timely fashion, agrees to allow MCT to repair or have repaired the defective Products, at Greatech equivalent time and materials charge-backs to Greatech.

Greatech’s warranty obligations hereunder do not extend to damage caused by improper use of the Product, accident, or operation of the Product outside of the specified environment conditions, by parties other than Greatech, its subcontractors, or agents.

The express warranties set forth in this Paragraph are the only warranties given by Greatech with respect to any Product furnished hereunder.

5.3 WARRANTY CLAIMS

Warranty claims by MCT shall state the specific nature of the defect, unit, part number, serial number and date the unit was discovered to be defective and shall be verified within thirty (30) working days of receipt by Greatech.  Products returned to Greatech under warranty shall be repaired or replaced at Greatech’s option.  Greatech shall pay all transportation costs for the return of such Products from any of MCT’s customer locations, and reshipment to MCT’s customer.  Prior to return of any warranty materials MCT must contact Greatech to receive a Return of Materials Authorization (RMA) number.

5.4 OUT-OF-WARRANTY REPAIRS

Greatech shall perform all required out-of-warranty repairs for assemblies returned by MCT on a time and materials basis.  Greatech shall provide MCT with a written quotation for each repair prior to commencement of any such work.

6.0 ENGINEERING CHANGES/TEST FALL-OUT

6.1 Engineering changes (EC’s) may be initiated by either party, under the following terms:

a. MCT gives advance written notice to Greatech of any EC requested by MCT.  If the EC is identified as critical by MCT, Greatech will respond to the EC within (forty eight) 48 hours of receipt of such notice.  Implementation of the requested EC is contingent upon material availability.  All other EC implementation schedules will be per mutual agreement,

b. Greatech shall provide a written assessment on an ECO summary sheet of the anticipated effects of EC’s on Greatech’s schedule and manufacturing costs (including costs associated with scrap and rework, retooling, fixtures, and any changes to the recurring product price).  Greatech and MCT shall negotiate in good faith on the costs associated with processing and implementing those EC’s.

6.2 For EC’s proposed by Greatech; Greatech shall give advance written notice to MCT on an ECO summary sheet.  No EC shall be implemented without prior written consent from an authorized MCT corporate representative.

Greatech shall provide a written assessment of the anticipated effects of any EC on Greatech schedule and manufacturing costs (including costs associated with scrap and rework).  Greatech and MCT shall negotiate the costs associated with processing and implementing those engineering changes.

6.3 MCT will reimburse Greatech for the reasonable cost as a result of any EC of any parts and/or material or forecast, long lead components and minimum buy components that cannot be used by Greatech to produce Products; such cost includes the published contract price of the item.  In the case of parts and materials not yet delivered by the suppliers, the cancellation charges or other liabilities incurred by Greatech in canceling such parts and materials shall be borne by MCT.  Greatech shall use reasonable effort to minimize MCT’s liability.

6.4 TEST FALL-OUT

If despite repeated attempts at test and repair, the assemblies fail to pass expectations, such assemblies shall be afforded to MCT for engineering evaluation.  Greatech will be fully reimbursed for the entire units, if the assemblies have failed because of a design problem.  Greatech will not be reimbursed if the assemblies have failed because of faulty material or workmanship.

7.0 PRICES/TITLE

7.1

a. Initial prices are listed in Exhibit A and shall be specific to the level of the assembly.

b. Except as provided in 7.l e. below pricing cannot be changed without written approval by both parties, which shall not be unreasonably withheld.

c. All prices are FOB Greatech’s facility in Penang, Malaysia.  MCT shall be responsible for and pay all shipping and insurance costs for Products.

d. All taxes will be borne by MCT.  If sales to MCT are exempt from any taxes, MCT shall furnish to Greatech a Certificate of Exemption from the application taxing authority.

e. Initial prices shall remain in effect for the first 12 months of the Agreement.  Greatech may increase prices for each 12-month renewal term provided it gives MCT at least 120 days’ prior written notice of any increase, and no increase is more than 5% per Product.

7.2 Title of the Products shall be passed to MCT upon shipment from Greatech, Penang, Malaysia.

8.0 PAYMENT TERMS

For the first two orders [*INTENTIONALLY OMITTED]

After two orders [*INTENTIONALLY OMITTED] MCT has no obligation to pay for Products that it has rejected as not in compliance with this Agreement.

*Confidential Treatment Requested

9.0 TERMINATION CLAUSE

9.1 Termination of this Agreement shall not affect the survival of any rights or obligations hereunder which by their nature are to survive and be effective following termination of this Agreement.

10.0 INDEMNIFICATION

MCT shall settle or defend, at MCT’s expense, and pay all costs, fines, attorney fees and damages resulting from all proceedings or claims against Greatech and its Subsidiaries for infringement or alleged infringement by the units furnished under this Agreement, or any part or use thereof of copyrights, patents, or intellectual property rights now or thereafter existing in the United States or in any other country where MCT, its Subsidiaries of affiliates heretofore have furnished or furnish similar Units. MCT shall notify Greatech if it is or becomes aware of any right of or protection afforded to, a third party as set forth above that might affect Greatech’s ability to provide units under this Agreement.  Greatech shall provide written notice to MCT of any such proceeding or claim of which it becomes aware.  MCT will, at Greatech’s request, identify the countries in which MCT, its Subsidiaries or affiliates hereto have furnished similar items.  The provision states the entire rights and obligations of MCT and Greatech regarding infringement of copyrights, patents, or intellectual property rights now or hereafter existing in the United States or in any other country and shall survive expiration or termination of this Agreement.

11.0 The parties have duly executed this Agreement as of the date of the last signature below.

Greatech		MCT

By:	/s/ Tan Eng Kee	By:	/s/ Roger E. Gower
Tan Eng Kee, CEO		Roger Gower, CEO
Dated: June 26, 2007

Attachment A

186004 – Assy, Test Module Tri-Temp
Price: [*INTENTIONALLY OMITTED]

*Confidential Treatment Requested